FORM 8-K

                         SECURITIES AND EXCHANGE COMMISSION

                               Washington, D.C. 20549

                                   CURRENT REPORT

               Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 Date of Report

                               American Skiing Company
               (Exact name of registrant as specified in its charter)
                            _____________________________

                           Commission File Number 333-9763
                            _____________________________

               Maine                                   01-0503382
          (State or other jurisdiction of           (Employer Identification
          incorporation or organization)              Number)

          P.O. Box 450
          Bethel, Maine                                        04217
          (Address of principal executive office)           (Zip Code)


                                   (207) 824-5196
                (Registrant's telephone number, including area code)

                                   NOT APPLICABLE
           (Former name, former address and former fiscal year, if changed since last report.)

          Item 2. Acquisition or Disposition of Assets

               On July 3, 1997 ASC Utah, a sister corporation to American Skiing company (the "Company"), acquired the Wolf Mountain ski resort (the "Resort") located in Summit County Utah. Prior to the acquisition Leslie B. Otten, holder of 96% of the outstanding common stock of the Company, transferred all his shares of common stock of the Company to ASC Holdings, Inc. a Maine corporation wholly owned by Mr. Otten. ASC Utah, a wholly-owned subsidiary of ASC Holdings, Inc., purchased the personal property of the Resort for a purchase price of $7.7 million and entered into a long-term lease of the real estate constituting the Resort (the "Acquisition"). The lease has a term, including options to extend, of 200 years. The lease also contains an exclusive option for ASC Utah to acquire fee title to real estate it intends to develop.

               The company entered into a non-binding letter of intent to acquire the Resort on April 9, 1997. The Company did not

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          consummate the transaction due to certain limitations contained in the Indentures governing its 12% Senior Subordinated Notes due 2006 and its 13 3/4% Subordinated Discount Notes due 2007 . Rather than forego the opportunity to acquire the Resort, Mr. Otten formed ASC Holdings, Inc. and ASC Utah in order to complete the transaction.

               The Resort will be re-named "The Canyons" and will be operated under common management with the Company and its existing resorts. The operation of the resorts under a common management program is expected to enhance both the Company's existing resorts and the Resort through common management and coordinated marketing programs.

                                      SIGNATURE

               Pursuant to the requirements of the Securities Echoing Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        AMERICAN SKIING COMPANY


          Dated:  July 15, 1997      By: /s/ Thomas M. Richardson
                                         Name:  Thomas M. Richardson
                                         Title:  Chief Financial Officer


                                        By: /s/  Christopher E. Howard
                                            Name:  Christopher E. Howard
                                            Title: Chief Administrative
                                                   Officer